EXHIBIT 23.(a)

KPMG PEAT MARWICK LLP
P.O. Box 31002
St. Petersburg, FL 33732






The Board of Directors
Florida Progress Corporation

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for income taxes.


                                          /s/KPMG PEAT MARWICK LLP

July 9, 1996



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